ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made and entered into this 4th day of February, 1997, by and between Brite Voice Systems, Inc., a Kansas corporation (hereinafter referred to as "Brite") and Preferred/telecom, Inc., a Delaware corporation (hereinafter referred to as "Preferred").

         WHEREAS,  Preferred  is in  the  business  of  providing  domestic  and
international  long-distance   telecommunications  services  to  customers  (the
"Business"); and

         WHEREAS, Brite desires to purchase from Preferred and Preferred desires to sell to Brite all of the Assets (as herein defined) of the Business, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Assets. Preferred hereby agrees to sell, transfer, assign, convey and deliver to Brite and Brite hereby agrees to purchase and acquire from Preferred, on the Closing Date, all right, title and interest of Preferred in the assets of the Business including (a) all of Preferred's rights with respect to the existing customers of the Business (other than accounts receivable); (b) all documents, notebooks, records and files relating to all tariffs and all applications for authorization to resell long-distance services filed by Preferred with any state government agency or commission or any federal agency or commission, including, but not limited to, all electronic readable copies of such tariffs, applications and documents; (c) all documents, notebooks, records and files containing third party tariff pricing and telecommunications information relating to the sale, resale or purchase of long-distance services; (d) all documents, notebooks, records and files relating to Preferred's customer billing and collection operations; (e) all documents, notebooks, records and files relating to Preferred's customer service operations; (f) all documents, notebooks, records and files relating to the Business; (g) all of Preferred's rights in the billing programs and systems currently utilized by Preferred, whether or not provided by third parties to Preferred; (h) the billing software and system currently being developed by or on behalf of Preferred; (i) all of Preferred's rights in all authorizations to resell long-distance services granted by any state regulatory authority ("State Permits"); (j) all of Preferred's rights in Carrier Identification Code "844" or "10844" (the "CIC Code"); (k) all of Preferred's rights in the Section 214 authority granted by the Federal Communications Commission (the "214 Authority"); and (l) that certain Agreement by and among Seller, Proxhill Marketing Ltd., and Barter Corp. dated July 5, 1996 (the "Proxhill Agreement"). All of the foregoing are herein collectively referred to as the "Assets".

2. Assets Excluded from Sale. Unless specifically identified in this Agreement, no assets of Preferred, including, without limitation, Preferred's cash and accounts receivable, are being sold by Preferred hereunder.

3. Liabilities. From and after the Effective Time, Brite shall assume the obligations and liabilities of Preferred under the Proxhill Agreement. Any and all other debts, liabilities, obligations, contracts, loans, commitments, or undertakings of Preferred, whether fixed, liquidated, absolute or contingent, shall be and remain the sole obligations and liabilities of Preferred and Brite shall not be obligated in any respect therefor.

4.  Purchase  Price.  Brite  shall  pay to  Preferred  for the  sale,  transfer, conveyance, and delivery of the Assets to Brite, the sum of Seven Hundred Forty-Three Thousand Dollars ($743,000) on the Closing Date. Such amount shall be payable (a) by wire transfer of Two Hundred Fifty Thousand Dollars ($250,000) pursuant to wire transfer instructions received from MCI (b) Three Hundred Forty-One Thousand Dollars ($341,000) by wire transfer to Preferred, account number 1885483006, Bank One, Texas, N.A., 1717 Main Street, Dallas, Texas,
75201, ABA Number 111000614; (c) One Hundred Forty-Three Thousand Dollars ($143,000) by crediting such amount against the amount due Brite pursuant to that certain promissory note of Preferred dated November 1, 1996 (the "Promissory Note"); and (d) Nine Thousand Dollars ($9,000) by crediting such amount against the amount due Brite pursuant to the BVS SecureCard Agreement dated April 19, 1995 (the "SecureCard Agreement").

5.       Closing.

A. Time and Place. The closing of the transaction (the "Closing") shall be held at Brite's offices, 7309 East 21st Street North, Wichita, Kansas on February 5, 1997 ("Closing Date"), or at such other place or earlier or later time as may be mutually approved in writing by the parties. Preferred's conveyance of the Assets to Brite shall be effective at 12:01 a.m. (CDST), on February 1, 1997 (the "Effective Time").

B. Deliveries. To effect the transfer referred to in Section 1 hereof, Preferred will, on the Closing Date, execute and deliver to Brite an Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A conveying in the aggregate all of the Assets, and Brite shall deliver to Preferred the consideration therefor in the amount and in the manner specified in Section 4 hereof. In addition, Preferred shall execute and deliver to Brite the promissory note in the form attached hereto as Exhibit E, and Brite shall accept such promissory note in replacement of the Promissory Note.

6. Representations and Warranties of Preferred. Preferred hereby makes the following representations, warranties and covenants to Brite, each of which is true and correct on the date hereof and will be true and correct on the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Brite, and each of which shall survive the Closing:

A. Organization and Qualification. Preferred is a corporation duly organized and validly existing under the laws of the State of Delaware. Preferred is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its activities is such that qualification as a foreign corporation in that jurisdiction is required by law, except as otherwise indicated in Exhibit B hereto.

B. Authority and Adequacy of Rights. Preferred has taken, or will take prior to the Closing Date, all necessary and proper corporate action to authorize and approve this Agreement. The execution and delivery hereof will not and does not violate any provision of any judicial or governmental decree, order or judgment to which Preferred is a party nor conflict with or result in a breach of or constitute a default under the Articles of Incorporation or Bylaws of Preferred or any material agreement or instrument to which Preferred is a party or by which it is bound. This Agreement constitutes the legal, valid and binding obligation of Preferred in accordance with its terms.

C. Title. Preferred has good and marketable title to the Assets and such Assets are not now, and will not on the Closing Date be, subject to any liens, rights to liens, claims, encumbrances or restrictions of any kind.

D. No Litigation or Adverse Events. No suit, action or legal, administrative, arbitration or other proceeding or, to the best of Preferred's knowledge, no investigation by any governmental agency pertaining to the Assets, is pending or has been threatened against Preferred which could adversely affect the prospects for the Business or any of the Assets.

E. No Consent or Approval Required. Except as may be required with respect to the Proxhill Agreement, the State Certificates, the CIC Code, and the 214 Authority, no consent, approval or authorization of, or declaration, filing, or registration with, any person is required to be made or obtained by Preferred in connection with the execution and delivery of this Agreement by Preferred, the performance by Preferred of its obligations hereunder, and the consummation of the transactions contemplated hereby.

7. Brite's Representations and Warranties. Brite hereby makes the following representations and warranties to Preferred, each of which is true and correct on the date hereof, and will be true and correct as of the Closing Date, each of which shall be unaffected by any investigation heretofore or hereafter made by Preferred and each of which shall survive the Closing of the transactions contemplated hereby:

          A. Authorization for Agreement. The execution, delivery and performance of this Agreement by Brite and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions and proceedings prior to the Closing, and this Agreement is, and any documents or instruments to be executed and delivered by Brite pursuant hereto will be, legal, valid and binding obligations of Brite enforceable in accordance with their terms.

          B. Corporate. Brite is a corporation duly organized and validly existing and in good standing under the laws of the State of Kansas, and has all requisite corporate power and authority to own its property and operate its business as and where it is now being conducted. Brite has complete and unrestricted power and authority to purchase the Assets.

8. Conditions Precedent to Brite's Obligations. Each and every obligation of Brite to be performed on the Closing Date shall be subject to the satisfaction, prior to or on the Closing Date, of the following conditions, unless waived in writing by Brite:

          A. Representations and Warranties True. The representations and warranties made by Preferred in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

          B. Compliance with Agreement. Preferred shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

          C. Documents and Resolutions. Preferred shall have delivered or caused to be delivered to Brite:

(1) evidence of the actions taken by Preferred with respect to this Agreement, including duly adopted resolutions of its Board of Directors and stockholders approving the sale of the Assets; and

(2) a certificate from the Secretary of State of Delaware evidencing Preferred's good standing.

          D. MCI Agreement. Brite, Preferred and MCI shall have entered into an agreement pursuant to which MCI shall have agreed to continue the provision of long-distance service to the Business on terms and conditions satisfactory to Brite.

          E. Proxhill Agreement. Proxhill Marketing, Ltd. and Barter Corp. shall have consented in writing to Preferred's assignment of the Proxhill Agreement to Brite.

          F. Instruments of Transfer. Preferred shall have delivered to Brite an Assignment and Bill of Sale substantially in the form attached hereto as Exhibit A, a License Agreement substantially in the form attached hereto as Exhibit C, and such other assignments and other instruments of transfer and conveyance as Brite shall deem to be necessary or desirable to vest in Brite all right, title and interest in and to the Assets.

          G. Certificate of Preferred. Brite shall have received from Preferred a certificate of Preferred dated the Closing Date and signed by the President and Chairman of the Board of Preferred, substantially in the form of Exhibit D hereto.

          H. Proceedings and Instruments Satisfactory. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement and all appropriate documents incident thereto shall be satisfactory in form and substance to Brite's counsel, and Preferred shall have made available to Brite for examination the originals or true and correct copies of all records and documents which Brite may reasonably request in connection with the transactions contemplated hereby.

9. Conditions Precedent to Preferred's Obligations. Each and every obligation of Preferred to be performed on the Closing Date shall be subject to Brite having performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

10.      Post-Closing Operations and Responsibilities.

          A. General. Preferred and Brite agree that title to the Assets, as well as all benefits and risks associated with the ownership and operation of the Business, shall be vested in Brite as of the Effective Time. However, the parties acknowledge that, because of certain applicable federal and state regulatory requirements, Preferred shall continue to conduct certain aspects of the Business as Brite's agent, as described herein.

          B. Appointment. Brite hereby appoints Preferred as its agent for purposes of conducting the customer service and billing functions with respect to the Business and Preferred hereby accepts such appointment. Preferred shall perform such services substantially in the manner as the same were conducted immediately prior to the Closing Date, subject to such changes as Brite may reasonably direct in writing, and shall at all times use its commercially reasonable best efforts in performing such activities. Preferred shall perform such services as an independent contractor and nothing contained herein shall be construed as creating a partnership, joint venture, or other association between Brite and Preferred with respect to the Business, or otherwise. For the period during which Preferred performs such services and until such time as Brite shall have otherwise directed, the Business shall be operated under the name "Preferred Telecom".

          C. Billings; Receivables. Until such time as Brite otherwise directs, Preferred shall prepare and mail monthly statements to customers of the Business in the manner in effect as of the Closing Date. Effective March 10, 1997, all customer payments shall be deposited to a bank account to be specified by Brite and all subsequent invoices shall provide for payment to be delivered as specified by Brite. Preferred may include in customers' billings charges for amounts due as of the Closing Date. Upon receipt of a customer's payment, Brite shall remit to Preferred the amount due to Preferred from such customer as of the Closing Date; provided, however, that if a customer pays less than the full amount of its invoice, such payment shall be allocated among Preferred and Brite based upon each party's percentage interest in the aggregate amount due from such customer.

          D. Fees and Payments. For and in consideration of its services hereunder, Brite shall pay Preferred an amount equal to the cost of performing such services. As used herein, the term "cost" shall mean the sum of (a) the salaries of two customer service representatives (estimated to be $5,431 per month), (b) the salary of one billing employee (estimated to be $1,250 per month), (c) Preferred's documented out-of-pocket costs incurred for "Platinum Inc." account processing, "Data Dallas" billing tape formatting, PIC Processing (LEC/IXC) and postage and other supplies, and (d) a flat fee of $950 per month for equipment usage and general and administrative overhead.

               Preferred shall invoice Brite on a monthly basis for the amounts due pursuant to the immediately preceding paragraph and Brite shall make payment thereof within thirty (30) days of its receipt of any such invoice; provided, however, that Brite shall be entitled to offset against any such amount, any amount which is past due under either the Promissory Note or the SecureCard Agreement.

          E. Transfers; Power of Attorney. Preferred shall take such actions and execute such requests, agreements, assignments and other documents as may be necessary to fully vest in Brite all of the Assets, including without limitation, the State Certificates, the CIC Code, the 214 Authority and all of Preferred's rights under any existing state or federal tariffs. In addition, in order to facilitate transfers of the State Certificates, Preferred shall promptly take such actions as may be necessary to re-establish its good standing as a foreign corporation in those jurisdictions where such good standing has been terminated. Preferred hereby designates and appoints Brite as Preferred's attorney-in-fact to execute any and all documents on Preferred's behalf and to take all such actions on Preferred's behalf which may be necessary to vest in Brite all of its rights and interests in and to the Assets.

          F. Termination. Preferred shall provide the services described in this Section 10 for a period of six months from the Closing Date; provided, however, that Brite may terminate such services immediately upon delivery of written notice to Preferred either personally or by facsimile transmission to the notice address set forth in Section 16 hereof. If Brite elects to terminate Preferred's services, it shall promptly pay to Preferred upon receipt of Preferred's invoice an amount equal to Preferred's costs for the month of operations then in progress and, if such notice of termination is delivered on or after the 16th of such month, an amount equal to 50% of Preferred's invoiced costs for the immediately preceding month, subject only to Brite's right of offset as set forth above.

11.      Indemnification.

          A. By Preferred. Preferred agrees to defend, indemnify and hold harmless Brite and its officers, directors, employees, agents, representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

(1) all liabilities of Preferred of every kind and nature, without limitation, known or unknown, contingent or otherwise;

(2) any misrepresentation or breach of warranty or nonfulfillment of any obligation by Preferred under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Brite pursuant to this Agreement; and

(3) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing provisions.

Without limiting the generality of the foregoing, Preferred agrees that it will continue to defend at its expense actions brought against Brite which are based on dealings prior to the Closing Date, and Brite agrees to cooperate fully with Preferred in such matters by providing access to files and other information accessible to Brite and helpful to Preferred in defense of such claims.

          B. By Brite. Brite shall indemnify and hold harmless Preferred and its officers, directors, employees, agents representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

(1) any misrepresentation or breach of warranty or nonfulfillment of any obligation by Brite under this Agreement; and

(2)            Brite's conduct of the Business subsequent to the Closing Date.

          C. Claims. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnities relate, the indemnified party, on not less than thirty (30) days' notice to the indemnifying party, may make settlement of such claim and such settlement shall be binding on the indemnifying party; provided, however, that if, within said thirty (30) day period, the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party will promptly comply and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel acceptable to the indemnified party; provided that to the satisfaction of the indemnified party, the indemnifying party shall indemnify and secure the indemnified party against such contested claims and for the expenses of contesting and defending the claims.

          D. Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

12. Termination and Abandonment. This Agreement may be terminated and abandoned on or prior to the Closing Date as follows:

(1)               by mutual consent of the parties hereto;

(2)               by Preferred  if the  conditions  precedent  contained in
                    Section 8 hereof have not been fulfilled or waived, in writing, on or prior to the Closing Date;

(3)               by Brite  if the  conditions  precedent  contained  in Section
                    9 hereof have not been fulfilled or waived, in writing, on or prior to the Closing Date; or

(4)               by Brite or Preferred if the closing has not occurred by
                    February 10, 1997.

         In the event of termination by any party as provided above, written notice shall promptly be given to the other party, and each party shall pay its own expense, incident to the preparation for the consummation of this Agreement, and the transactions contemplated hereby. A termination pursuant to the provisions of this Section 12 shall not prejudice any claim for damages that any party may have hereunder or in law or in equity.

          13. Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such written consent shall be null and void and without legal effect.

          14. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Kansas.

          15. Amendment and Modification. The parties may amend, modify and supplement this Agreement in such manner as may be mutually agreed by them in writing.

          16. Notices. All notices, requests, demands and other communications hereunder shall be deemed to be duly given if delivered by hand, if mailed by certified mail, registered mail or recognized overnight delivery service, or if sent by facsimile transmission, as follows:

                                    Preferred/telecom, Inc.
                                    Attention:  President
                                    12655 N. Central Expressway
                                    Suite 800
                                    Dallas, TX  75243
                                    Fax:  (972) 726-1940

                                    Brite Voice Systems, Inc.
                                    Attention:  President
                                    7309 East 21st Street North
                                    Wichita, KS  67206-1083
                                    Fax:  (316) 652-6800

or to such other address as either party may provide to the other in writing.

          17. Entire Agreement. This Agreement embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          18. Execution and Delivery. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and to their respective successors and assigns and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument. This Agreement, and any assignment, certificate, license or other writing required pursuant to the terms hereof, may be executed and duly delivered by a party by facsimile transmission thereof to the other party at the facsimile number of such party as set forth in Section 16 hereof. The parties agree that if they execute and deliver this Agreement or any certificate or other document to be delivered hereunder by facsimile transmission, they will promptly circulate manually signed originals of this Agreement or such other certificate or document in order that each party may have an original "ribbon copy" thereof for its files.

          19. Headings. The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

          20. Exhibits. All of the exhibits attached hereto are incorporated herein and made a part of this Agreement by reference thereto.

          21. Negotiated Transaction. The provisions of this Agreement were negotiated by the parties hereto and said Agreement shall be deemed to have been drafted by both of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         PREFERRED/TELECOM, INC.


                                         By:
                                            --------------------
                                            Dennis Gundy
                                            President

                                         BRITE VOICE SYSTEMS, INC.


                                         By:
                                            -------------------
                                            Donald R. Walsh
                                            Executive Vice President

                                    EXHIBIT A

                           ASSIGNMENT AND BILL OF SALE


         This Assignment and Bill of Sale is made effective this 1st day of February, 1997, by Preferred/telecom, Inc. ("Seller"), a Delaware corporation, in favor of Brite Voice Systems, Inc., a Kansas corporation ("Buyer").

         WHEREAS, Buyer and Seller have entered into an Asset Purchase Agreement ("Purchase Agreement"), pursuant to which Buyer agreed to purchase from Seller and Seller agreed to sell, convey, assign, transfer and deliver to Buyer certain assets of Seller and Seller further agreed to execute an Assignment and Bill of Sale with respect to such assets.

         NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises and of other valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Seller by these presents does give, grant, convey, assign, transfer, sell, remise, release, alienate, set over and confirm unto Buyer, the business property, assets, rights and interests described as follows:

         all right, title and interest of Preferred in the assets of the Business (as such term is defined in the Purchase Agreement) including
         (a) all of Preferred's rights with respect to its existing customers (other than accounts receivable); (b) all documents, notebooks, records and files relating to all tariffs and all applications for authorization to resell long-distance services filed by Preferred with any state government agency or commission or any federal agency or commission, including, but not limited to, all electronic readable copies of such tariffs, applications and documents; (c) all documents, notebooks, records and files containing third party tariff pricing and telecommunications information relating to the sale, resale or purchase of long-distance services; (d) all documents, notebooks, records and files relating to Preferred's customer billing and collection operations; (e) all documents, notebooks, records and files relating to Preferred's customer service operations; (f) all documents, notebooks, records and files relating to the Business; (g) all of Preferred's rights in the billing programs and systems currently utilized by Preferred, whether or not provided by third parties to Preferred; (h) the billing software and system currently being developed by or on behalf of Preferred; (i) all of Preferred's rights in all authorizations to resell long-distance services granted by any state regulatory authority; (j) all of Preferred's rights in Carrier Identification Code "844" or "10844"; (k) all of Preferred's rights in the Section 214 authority granted by the Federal Communications
         Commission; and (l) all of Preferred's rights under that certain agreement between Preferred, Proxhill Marketing Ltd. and Barter Corp. dated July 5, 1996, to have and to hold all of the aforesaid unto Buyer to and for the use of Buyer, its successors and assigns forever.

         IN WITNESS WHEREOF, Seller has executed this Assignment and Bill of Sale effective as of the day and year first above written.


                                          PREFERRED/TELECOM, INC.


                                       By:
                                          ----------------------------
                                          Dennis Gundy
                                          President

                                    EXHIBIT B

                                PREFERRED TELECOM
                            AUTHORIZATIONS TO RESELL
                             LONG DISTANCE SERVICES

                                     AUTHORIZED TO RESELL            APPLICATION
NAME OF STATE                                                          PENDING

Alabama                                                                Pending
Alaska                               Not applied for
Arizona                              Granted
Arkansas                             Granted
California                           Granted
Colorado                             Granted
Connecticut                          Granted
Delaware                             Granted
Florida    *                         Granted
Georgia                              Granted
Hawaii                               Not applied for
Idaho                                Granted
Illinois                             Granted
Indiana                              Granted
Iowa                                 Granted
Kansas                               Granted
Kentucky                             Granted
Louisiana                            Granted
Maine                                                                    Pending
Maryland                             Granted
Massachusetts                        Granted
Michigan                             Granted
Minnesota                            Denied
Mississippi                          Granted
Missouri    *                        Granted
Montana                              Granted
Nebraska                             Granted
Nevada                               Granted
New Hampshire                        Denied
New Jersey                           Granted
New Mexico                                                               Pending
New York                             Granted
North Carolina                       Granted
North Dakota                         Granted
Ohio                                 Granted
Oklahoma                             Granted
Oregon    *                          Granted
Pennsylvania                         Granted
Rhode Island                         Revoked
South Carolina                       Granted
South Dakota                         Granted
Tennessee                            Granted
Texas                                Granted
Utah                                 Granted
Vermont    *                         Granted
Virginia    *                        Granted
Washington                           Granted
West Virginia                        Granted
Wisconsin    *                       Granted
Wyoming                              Granted

    * Preferred Telecom, Inc.'s authorization to act as corporation has either been revoked or Preferred Telecom is delinquent in filing its annual report and/or owes funds for the privilege of doing business.

                                    EXHIBIT C

                                LICENSE AGREEMENT


         THIS LICENSE  AGREEMENT,  effective  as of February 1, 1997,  is by and
between  BRITE  VOICE  SYSTEMS,  INC.,  a  Kansas  corporation  ("Brite"),   and
PREFERRED/TELECOM, INC., a Delaware corporation ("Preferred");

         WHEREAS,   Brite  has  acquired  Preferred's  long  distance  telephone reseller business pursuant to a certain Asset Purchase Agreement dated February 1, 1997 ("Purchase Agreement"); and

         WHEREAS, Preferred is the owner of certain service marks and trademarks used in the long distance telephone reseller business; and

         WHEREAS, Brite desires to use such service marks and trademarks in connection with such business.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

     1. Definitions.

          A. "Business" shall have the meaning given such term in the Purchase Agreement.

          B.   "Marks"  shall mean the following  service marks and  trademarks:
               SecureCard, VIP 800, Preferred Collect, Preferred Telecom and Preferred/telecom along with all other service marks and trademarks that are or have been utilized in connection with the Business.

     2. Continuation of Business. The parties acknowledge that Brite intends to and shall have the right to operate the Business, including offering any and all services that are identified by the Marks.

     3. Grant of License. Preferred grants to Brite a perpetual, nonexclusive, royalty free license to use the Marks and associated good will in connection with the Business.

     4. Ownership of Marks. Brite acknowledges ownership of the Marks in Preferred, and shall take no action inconsistent with such ownership. Brite further acknowledges that nothing in this License Agreement shall give Brite any right, title or interest in the Marks, other than the right to use the Marks in accordance with this License Agreement. Brite shall not attack the title of Preferred to the Marks.

     5. Use of Marks. Use of the Marks shall be in Brite's discretion, but shall be subject to Preferred's right to reasonably review such use and to suggest changes in usage. Brite shall cooperate with Preferred in facilitating Preferred's right to review, if such right is exercised by Preferred.

     6. Unauthorized Third Party Use. Brite shall notify Preferred of any unauthorized use of the Marks by others that becomes known to Brite. Both Brite and Preferred shall have the right to bring infringement or unfair competition proceedings involving the Marks.

     7. Assignment. This License Agreement may be assigned by Brite in connection with a transfer of the Business, in whole or in part.

     8. Choice of Law. This License Agreement shall be interpreted according to the laws of the State of Kansas.

     9. Entire Agreement. This License Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, understandings, negotiations or contracts between the parties, written or oral, with respect to license of the Marks. This Agreement may be effectively amended or modified only by a writing that has been executed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed effective as of February 1, 1997.

                                         PREFERRED/TELECOM, INC.


                                         -----------------------------------

                                         By:________________________________

                                         Title:_____________________________


                                         BRITE VOICE SYSTEMS,  INC.


                                         -----------------------------------

                                         By:________________________________

                                         Title:_____________________________

                                    EXHIBIT D

         CERTIFICATE OF PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS
                           OF PREFERRED/TELECOM, INC.

         The undersigned, Dennis L. Gundy and Ray Miller, the President and Chairman of the Board of Directors, respectively, of Preferred/telecom, Inc.(the "Company"), certify that:

1. Attached hereto as Exhibit 1 is a true, complete and correct copy of the Articles of Incorporation of the Company, which Articles of Incorporation are in full force and effect as of the date hereof, there having been no amendments or other documents filed affecting the Articles of Incorporation;

2. Attached hereto as Exhibit 2 is a true and complete copy of the Company's Bylaws and said Bylaws are in full force and effect as of the date hereof;

3. Attached hereto as Exhibit 3 is a true and correct copy of the Resolutions of the Board of Directors of the Company dated January 31, 1997 (the "Board Resolutions") which authorize and approve the Asset Purchase Agreement dated as of February 4, 1997 between Brite Voice Systems, Inc. and the Company (the "Agreement"). Such Board Resolutions have not been amended, modified or revoked and are in full force and effect on the date hereof;

4. Attached hereto as Exhibit 4 is a true and correct copy of the Resolutions adopted and approved by the stockholders of the Company by written consent dated January 31, 1997;

5. The  stockholders  having executed the written consent  attached hereto as
Exhibit 4, own in the aggregate in excess of 66% of the issued and outstanding common stock of the Company;

6. The representations and warranties made by the Company in the Agreement are true and complete in all material respects as if made on and as of the date hereof;

7. All covenants, obligations and conditions of the Agreement to be performed by the Company on or before the date hereof have been so performed in all material respects or waived.

         In witness whereof, the undersigned have executed this Certificate this _____ day of February, 1997.


------------------------------------        ------------------------------------
Dennis L. Gundy                                      Ray Miller
President                                            Chairman of the Board

                                    EXHIBIT E

         This Note has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred, assigned or otherwise disposed of unless the person requesting the transfer of the Note shall provide an opinion of counsel to Preferred/telecom, Inc. (the "Company") (both counsel and opinion to be satisfactory to the Company) to the effect that such sale, transfer, assignment or disposition will not involve any violation of the registration provisions of the Act or any similar or superseding statute.


                                 PROMISSORY NOTE

         PREFERRED/TELECOM, INC. (herein called the "Maker"), for value received, promises and agrees to pay to the order of BRITE VOICE SYSTEMS, INC. at 7309 East 21st Street North, Wichita, Kansas 67206, or such other place as it may designate, in lawful money of the United States of America, in immediately available funds, the sum of Eighty Four Thousand Eight Hundred Thirty One Dollars and 31/100 ($84,831.31), bearing interest at the Note Rate, payable in eleven (11) monthly installments in equal amounts based upon the amortized loan balance and the then applicable Note Rate. As used herein the term "Note Rate" shall vary monthly on the first day of each month and shall be 2% above the prime rate as listed in the Money Rates section of the Wall Street Journal published on the first day of each month, or on the next date such publication is published, if not published on the first day of a month. The initial Note Rate applicable under this Promissory Note shall be 10.25%. Payment of the first installment shall be due on March 1, 1997 and subsequent payments shall be due on the first day of each of the next 10 consecutive months, as shown in the following schedule:

                  Payment No.               Payment Due          Amount
                  -----------               -----------          ------
                  1                         03/01/97            $8,111.62
                  2                         04/01/97            $8,111.62
                  3                         05/01/97            $8,111.62
                  4                         06/01/97            $8,111.62
                  5                         07/01/97            $8,111.62
                  6                         08/01/97            $8,111.62
                  7                         09/01/97            $8,111.62
                  8                         10/01/97            $8,111.62
                  9                         11/01/97            $8,111.62
                  10                        12/01/97            $8,111.62
                  11                        01/01/98            $8,111.62

         At the time of any change in the Note Rate, the amount of payments numbered 1 through 11, due after the date of such change, shall be recalculated to reflect the amortized amount necessary to fully pay off the remaining balance due hereunder, at the new Note Rate, in equal payments on the remaining payment due dates.

         All payments shall be applied first to the payment of accrued interest and then to the payment of principal.

         In the event default is made in any payment hereof, then all of the unpaid indebtedness hereunder shall, at the option of the holder, immediately become due and payable and bear interest at the rate of 18% per annum from the date of such default. Failure to exercise this option shall not constitute a waiver of the right to declare all of the unpaid indebtedness due and payable at once at any subsequent time.

         Maker shall have the right to prepay any and all amounts due hereunder without penalty for the privilege of doing so.

         Should there be a default in the payment of the indebtedness represented by this Note or any part thereof, and thereafter amounts payable under this Note should be collected at law, in equity, in bankruptcy, receivership or other court proceeding, or should this Note be placed in the hands of an attorney for collection after default, the Maker agrees to pay reasonable attorneys' fees and litigation costs in addition to principal and interest due and payable thereon.

         The provisions hereof shall bind and the benefits and advantages hereof shall inure to the parties hereto and their respective successors, assigns, personal or legal representatives, trustees, heirs, beneficiaries, legatees and devisees.

         This Note shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Kansas and Maker agrees to jurisdiction and venue in the Sedgwick County, Kansas District Court in Wichita, Kansas and the United States District Court in Wichita, Kansas.

                                    MAKER:  PREFERRED/TELECOM, INC.

                                 By_____________________________________

                                 Name___________________________________

                                 Title__________________________________